Ex. 4(iii)

Section 1.	DATA PAGE	CONTRACT NUMBER: [123456789]

1.01	GENERAL INFORMATION
	Owner(s)	Contract Issue Date
	[John Doe]	[October 1, 2018]

	Annuitant(s)	Annuitant(s) Issue Age(s)
	[John Doe]	[35]

Endorsements/Riders Attached:
Guaranteed Lifetime Withdrawal Benefit Rider
[Declared Rate Account Allocation Option Endorsement]
[Individual Retirement Annuity Endorsement]
[Roth Individual Retirement Annuity Endorsement]

Purchase Payment: $[5,000.00]

1.02	FEES AND CHARGES

	Contract Fee:	[0.50]% per Contract Year

Surrender Charge Schedule:

Contract Year	1	2	3	4	5	6	7+
Surrender Charge %	9%	9%	8%	7%	6%	5%	0%

1.03	WITHDRAWALS

Partial Withdrawal Information:

Minimum Partial Withdrawal Amount: $[100]
Minimum Surrender Value Remaining After Any Partial Withdrawal: $[2,000]

NOTE: If a partial withdrawal would cause the Surrender Value to be less than the minimum shown above, we will treat your request as a full surrender.

1.04	PAYOUT DATE INFORMATION

	Anticipated Payout Date	Anticipated Income Option
	[10/01/2078]	[Monthly Payments - Life Income Option
with a 10-Year Guaranteed Period Certain]
Life Income Rate Type
[Based on Gender]

1.05	ALLOCATION OPTION INFORMATION

Allocation Option Dates:
	Initial Allocation Option Start Date:	[October 10, 2018]
	Initial Allocation Option Maturity Date:	[October 10, 2024]
	Allocation Option Period:	[6 Years]

	[Declared Rate Account Interest Rate:	3.00%]
	[Declared Rate Account Minimum Interest Rate:	0.25%]

“Level A” Allocations on Contract Issue Date:

Allocation Option	Allocation %	Maximum Allocation %
[S&P 500 Index]	[50]%	[100]%
[Russell 2000 Index]	[50]%	[100]%
[MSCI EAFE Index]	[0]%	[100]%
[Declared Rate Account]	[0]%	[100]%

2018-RILADP

Section 1.	DATA PAGE continued

1.06	RISK CONTROL ACCOUNTS

Bailout Rates:
	[Secure Account:]	[1.5]%
	[Growth Account:]	[2.0]%

“Level R” Floors, Caps, and Allocations on Contract Issue Date:

[S&P 500 Index]
Risk Control Account	Index Rate Floor*	Initial Index Rate Cap*	Allocation %	Maximum Allocation %
[Secure Account]	[0]%	[7]%	[50]%	[100]%
[Growth Account]	[-10]%	[17]%	[50]%	[100]%
[Applicable S&P Index Disclosure Wording will print here, if required.]

[Russell 2000 Index]
Risk Control Account	Index Rate Floor*	Initial Index Rate Cap*	Allocation %	Maximum Allocation %
[Secure Account]	[0]%	[7]%	[50]%	[100]%
[Growth Account]	[-10]%	[17]%	[50]%	[100]%
[Applicable Russell 2000 Index Disclosure Wording will print here, if required.]

[MSCI EAFE Index]
Risk Control Account	Index Rate Floor*	Initial Index Rate Cap*	Allocation %	Maximum Allocation %
[Secure Account]	[0]%	[7]%	[50]%	[100]%
[Growth Account]	[-10]%	[17]%	[50]%	[100]%
[Applicable MSCI EAFE Index Disclosure Wording will print here, if required.]

*	The Contract Fee shown in Section 1.02 is deducted as part of the Accumulation Credit Factor calculation, as described in Section 2.01. Therefore, your actual rate of return (determined by comparing your beginning Risk Control Account Value to your ending Risk Control Account Value for a given Contract Year) could be less than the Index Rate Floor and Index Rate Cap shown above.

Market Value Adjustment Indices:
Market Value Adjustment Index 1: [Constant Maturity Treasury]
Market Value Adjustment Index 2: [Bank of America/Merrill Lynch Index for Corporates][*]

[* Applicable Bank of America/Merrill Lynch Index Disclosure Wording will print here, if required.]